The Hanover Insurance Group Announces Executive Promotions and Appointments

Robert A. Stuchbery to Assume Broader Responsibilities

as President,  International Operations of The Hanover;

Johan Slabbert to  Succeed Stuchbery as Chief Executive Officer of Chaucer;

Robert Callan  Appointed Chief Financial Officer of Chaucer

WORCESTER, Mass. (September 28, 2015) – The Hanover Insurance Group, Inc., (NYSE: THG) today announced that Robert A. Stuchbery will assume broader responsibilities as president of international operations of The Hanover.   In this role, he  will oversee Chaucer’s operations and be responsible for development of Chaucer distribution strategies, including identifying opportunities to add international capabilities for future growth.   Stuchbery has held numerous management roles at Chaucer over the past 27 years, including chief executive officer since 2010.

Effective November 1, Johan Slabbert will be appointed as chief executive officer of Chaucer Syndicates Ltd.  He currently serves as Chaucer’s chief financial officer, a position he has held since joining the company in 2013.  A veteran of more than 20 years with broad insurance industry experience,  Slabbert was a senior leader with AIG, where he served in financial and business development roles in Africa, Europe, the Far East, Latin America and North America from 1997 to 2013.

Robert Callan, who will join Chaucer as chief financial officer on December 1, brings more than 20 years of industry finance and leadership experience.  He was previously at Catlin Group Limited,  now part of XL Catlin, where he served most recently as UK chief financial officer.   Previously, he held financial leadership positions with Aon Ltd.,  Visa Financial Ltd. and Eurostar (UK) Ltd.

 “We are very pleased to announce these appointments as we continue to build our international capabilities, adding even more depth to our talented and highly-experienced team,” said Frederick H. Eppinger, president and chief executive officer of The Hanover.  “Bob has provided outstanding day-to-day leadership for Chaucer over many years and has been instrumental in the successful integration of Chaucer into The Hanover organization since it became a member of the group in 2011.  Together with the committed team at Chaucer, he has helped build one of the leading specialist insurance groups at Lloyd’s.  We look forward to his continuing contributions.”

“With Bob taking on broader responsibilities, we are pleased to appoint Johan to lead Chaucer,” Eppinger said.  “Johan has played an important role as part of the Chaucer management team since joining the organization.  I have every confidence he will provide strong leadership as we continue to build on Chaucer’s reputation for underwriting excellence and its strong competitive position as a Lloyd’s specialist insurer of choice.”

“We also are excited to welcome Rob to our organization. We expect to benefit from his deep financial and industry experience,” said Eppinger.

The chief executive officer and chief financial officer appointments at Chaucer are subject to Lloyd’s and regulatory approval.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

CONTACTS:

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099
olukasheva@hanover.com	mibuckley@hanover.com